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[BANK ONE CORPORATION Press Release Letterhead]                  Exhibit 99(b)



FOR IMMEDIATE RELEASE                         Contact: Stan Lata
                                                       (312) 732-6209

                  BANK ONE NAMES PHILIP HEASLEY CHAIRMAN, CEO
                         OF FIRST USA CREDIT CARD UNIT

CHICAGO, Nov. 7, 2000 - BANK ONE CORPORATION today announced the appointment of Philip G. Heasley as chairman and chief executive officer of its First USA credit card unit. He will manage the nation's largest VISA issuer and will report to James Dimon, Bank One's chairman and chief executive officer, starting Jan. 1, 2001.

At First USA, Heasley, 51, will succeed William P. Boardman, who is also vice chairman and a director of Bank One. Boardman, 59, will work with Heasley on an orderly transition before retiring from management and the board in mid-2001.

Heasley spent the last 13 years in executive positions at U.S. Bancorp, including six years as vice chairman and the last two years as president and
chief operating officer.   He developed expertise in technology, especially
payment systems. Before joining U.S. Bancorp, Heasley spent 13 years at Citicorp, including three years as president and chief operating officer of Diners Club Inc.

"For more than 25 years, Phil Heasley has shown the kind of leadership, management skill, and industry knowledge and experience that will continue to help First USA achieve its potential," Dimon said. "First USA has the customer base, scale and workforce to re-emerge as a growing credit card company that rewards our shareholders."

First USA has 53.6 million cardmembers and $65.9 billion in receivables, making it the third-largest credit card issuer.

"I look forward to joining First USA as we begin to grow again by providing customers and affinity partners with value-added products and high-quality service through excellent employees," Heasley said. "I also am excited to join Jamie Dimon's team in rebuilding Bank One into one of America's premier financial institutions."

Boardman became chairman of First USA in October of 1999, after serving in several senior executive positions since joining Bank One in 1984. He was named vice chairman and a board member in December, 1999. For a number of years, he headed the acquisition team as Bank One grew to the nation's fourth-largest bank holding company, with enviable positions in many markets around the country.

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"Bill has done an exceptional job over the last year in stabilizing First USA during a very challenging time," Dimon said. "He has provided a steady hand for the hard-working First USA team and richly deserves to achieve his long-time goal of retiring by age 60." Boardman will reach age 60 on June 22, 2001.

Heasley began his banking career as a member of the Operating Group at Citicorp in 1974. He held a succession of jobs at Citi, including head of private label and other credit cards units. In 1987, Heasley joined U.S. Bancorp as president of its credit card division. After holding increasingly responsible management positions, he was named president and chief operating officer in 1998.

Heasley earned a bachelor's degree in American Studies from Marist College and an M.B.A. degree from Barnard Baruch University in New York. He and his wife, Maureen, have two children.

First USA is a subsidiary of Bank One Corporation (NYSE: ONE), the nation's fourth-largest bank holding company, with assets of more than $280 billion. Bank One offers a full range of financial services to commercial and business customers and consumers. It can be found on the Internet at www.bankone.com.

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